STRICTLY PRIVATE AND CONFIDENTIAL

April 26, 2011

Alex Kuo
210-2101 W 38th Avenue
Vancouver, BC V6M 1R9
Canada

Re:	Employment Offer Letter

Dear Alex:

On behalf of Iveda Solutions, Inc. (the “Company”), I am pleased to confirm our verbal offer of employment to you for the position of Senior Vice President of Global Alliances and General Manager – Asia, reporting to the President and CEO. This letter sets out the terms of your employment with the Company, which will start on May 9, 2011.

Compensation
You will receive an annual base salary of $37,200 CAD, less statutory deductions, via direct deposit on a semi-monthly pay cycle.  The Company may make future salary adjustments, if any, in its sole and exclusive discretion. You will be eligible to participate in executive bonus and incentive plans to be discussed and established at a later time. You will be reimbursed for business-related travel expenses, specifically airfare, local transportation, meals, and accommodation, subject to the Company’s travel policies and procedures. All business travels must be pre-approved by the President and CEO.

Benefits
You are aware and accept that the Company does not provide extended health insurance benefits to employees outside the United States.

Vacation & Statutory Holidays
Your vacation entitlement is two weeks per year, prorated in your first year of employment, in accordance with the Company’s standard vacation policy.  You are also eligible for all provincial statutory holidays.

Stock Options
As part of your compensation package, upon and subject to shareholders’ approval of the amendment to the Company’s Stock Option Plan to provide for additional shares available under the plan at the next annual shareholder meeting, you will be granted 100,000 options to purchase shares of Company common stock under the Company’s employee incentive stock option plan at an exercise price equal to the fair market value of that stock on your option grant date.  Your option will vest as follows: 50% on the grant date, 25% a year after the initial grant date, and 25% two years after the initial grant date, and will be subject to the terms and conditions of the Company’s stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

Termination Conditions
You acknowledge and agree that this Agreement does not in any way obligate the Company to retain your services for a fixed period or at a fixed level of compensation.  The Company may terminate your employment at any time for just cause.  In the absence of just cause, the Company may terminate your employment in your present position or any other position that you may occupy at the Company by providing you with only the minimum statutory notice or termination pay in accordance with the Employment Standards Act, as well as any accrued wages, commissions, or vacation pay, in full satisfaction of all entitlements or claims you may have of any kind whatsoever.

Other Conditions
In addition, the Company reserves the right to modify your position or duties to meet business needs and to use discretion in deciding upon appropriate discipline.  Any change to the employment relationship will be in accordance with the Employment Standards Act.

The Company’s offer of employment is conditional on you providing proof, by means of a valid Social Insurance Number, of you right to work in Canada.

Your continued employment with the company is contingent upon you maintaining a valid Passport and having no personal travel restrictions to the United States or any other country where you may be required to travel to for Company purposes.

In the event of any dispute or claim solely related to or arising out the termination of your employment relationship with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), you agree that such disputes will be fully, finally and exclusively resolved by binding arbitration conducted in Vancouver, British Columbia.  You and the Company hereby waive your right to have claims or disputes related to the termination of your employment relationship with Company tried by a judge or jury.  You acknowledge and agree that you have had an opportunity to consult with your attorney with respect to the waiver of such right.  You and the Company acknowledge and agree that this arbitration clause shall not apply to any claims by Company or you arising out of or related to proprietary and intellectual property rights.

Agreement
This letter and the enclosed Confidentiality/Noncompete Agreement and the Employee Innovations and Proprietary Rights Assignment Agreement contain the entire agreement between the Company and you regarding the terms and conditions of your employment, and supersede all prior or contemporaneous agreements, understandings, negotiations or representations between the Company and you.  This offer of employment is conditional upon your acceptance of the principles set out in these documents.

This offer will remain open until April 29, 2011. To indicate your acceptance of the Company’s offer, please sign and date this letter, the Confidentiality/Noncompete Agreement, and the Employee Innovations and Proprietary Rights Assignment Agreement and return them to me. We look forward to having you join us in full capacity.  If you have any questions, please feel free to call me at 480-307-8700.

Sincerely,

IVEDA SOLUTIONS, INC.

By:	/s/ David Ly
David Ly
President and CEO

I agree to and accept employment with the Company on the terms and conditions set forth in this agreement.

Date:	April 29, 2011	Signature:	/s/ Alex Kuo
Alex Kuo

ENC:	Confidentiality/Noncompete Agreement
Employee Innovations and Proprietary Rights Assignment Agreement